ADVENTRX PHARMACEUTICALS REPORTS
THIRD QUARTER FINANCIAL RESULTS

SAN DIEGO – November 10, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the three and nine months ended September 30, 2009.

“Our third quarter results reflect our continued efforts to carefully manage and deploy our cash in what remains an uncertain financing environment,” said Brian M. Culley, Principal Executive Officer at ADVENTRX. “We estimate that the net proceeds from the financing we completed on October 9, together with our cash at September 30, will support our operations well into 2010 and, importantly, through the significant milestone of an FDA decision on ANX-530.”

Third Quarter Financial Results

For the three months ended September 30, 2009, ADVENTRX’s net loss applicable to common stock was $2.7 million, or $0.02 per share, compared with a net loss applicable to common stock of $6.8 million, or $0.08 per share, for the comparable period in 2008. Included in the net loss applicable to common stock for the 2009 third quarter was a non-cash deemed dividend expense of $0.4 million incurred in connection with the Company’s July and August 2009 equity financings.

Research and development (R&D) expenses in the third quarter of 2009 were $1.4 million, a decrease of $3.3 million, or 70%, compared with R&D expenses of $4.7 million in the third quarter of 2008. The decrease was primarily due to a $0.3 million decrease in external clinical trial expenses related to ANX-510, a $0.4 million decrease in external clinical trial expenses related to ANX-514, a $1.7 million decrease in non-clinical expenses primarily related to ANX-514, a $0.7 million decrease in personnel expenses and a $0.2 million decrease in share-based compensation expense.

Selling, general and administrative (SG&A) expenses in the third quarter of 2009 were $0.9 million, a decrease of $1.2 million, or 57%, compared with SG&A expenses of $2.1 million in the third quarter of 2008. The decrease was due to a $0.6 million decrease in personnel costs, a $0.2 million decrease in outside services, a $0.1 million decrease in legal and professional services, a $0.1 million decrease in travel expenses and a $0.1 million decrease in recruiting costs.

Year-to-Date Financial Results

For the nine months ended September 30, 2009, ADVENTRX’s net loss applicable to common stock was $9.7 million, or $0.10 per share, compared with a net loss applicable to common stock of $19.1 million, or $0.21 per share, for the comparable period in 2008. Included in the net loss applicable to common stock for the 2009 period was a non-cash deemed dividend expense of $1.6 million incurred in connection with the Company’s June, July and August 2009 equity financings. Included in net loss and net loss applicable to common stock for the nine months ended September 30, 2009 were charges associated with the Company’s reductions in force made in October 2008, and January and March 2009.

R&D expenses for the nine months ended September 30, 2009 were $4.5 million, a decrease of $8.6 million, or 65%, compared with R&D expenses of $13.1 million for the comparable period in 2008. The decrease was primarily due to a $1.7 million decrease in external clinical trial expenses related to ANX-510, a $0.3 million decrease in external clinical trial expenses related to ANX-514, a $3.3 million decrease in non-clinical expenses related to ANX-514, a $0.2 million decrease in non-clinical expenses related to ANX-201 and ANX-211, a $0.3 million decrease in non-clinical expenses related to ANX-530, a $1.8 million decrease in personnel costs and a $0.6 million decrease in share-based compensation expense.

SG&A expenses in the nine months ended September 30, 2009 were $3.7 million, a decrease of $3.3 million, or 47%, compared with SG&A expenses of $7.1 million for the comparable period in 2008. The decrease was primarily due to a $1.6 million decrease in personnel costs, a $0.3 million decrease related to share-based compensation expense, a $0.6 million decrease in legal and professional services, a $0.1 million decrease in market research expenses, a $0.3 million decrease in travel expenses, a $0.2 million decrease in consulting, Sarbanes-Oxley compliance and recruiting services, and a $0.1 million decrease in insurance related expenses.

Balance Sheet Highlights

As of September 30, 2009, the Company had cash and cash equivalents of $3.2 million and stockholders’ equity of $1.6 million.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are designed to improve the performance of existing cancer treatments by addressing limitations associated principally with their safety and use. More information can be found on the Company’s website at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will have insufficient capital to support its operations during the FDA review of an ANX-530 NDA, including as a result of ADVENTRX’s not submitting an ANX-530 NDA by December 31, 2009, or at all, the FDA requesting or ADVENTRX providing additional information or clarification with respect to such submission or the FDA not completing its review by the ANX-530 “PDUFA date;” the risk that ADVENTRX pursues development activities at levels or on timelines, or incurs unexpected expenses, that shortens the period through which its operating funds will sustain it; the risk that ADVENTRX will be unable to raise sufficient additional capital to commercialize ANX-530, if an ANX-530 NDA is submitted and approved, or to continue the development of ANX-514; the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to continue as a going concern; the risk that ADVENTRX will reassess the results of the ANX-530 bioequivalence study and determine to conduct additional bioequivalence studies of ANX-530, including in humans; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530, which activities may increase the cost and timeline to NDA submission or approval and negatively impact ADVENTRX’s ability to raise additional capital; the risk the FDA will determine that ANX-530 and Navelbine® are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530, including validating commercial manufacturing processes and manufacturers, as well as suppliers; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; the risk that ADVENTRX’s significantly reduced workforce and leadership by officers who do not have substantial previous experience in executive leadership roles will negatively impact its ability to raise additional capital or to maintain effective disclosure controls and procedures or internal control over financial reporting; the risk that ADVENTRX’s common stock will be delisted by the NYSE Amex, including as a result of failing to maintain sufficient stockholders’ equity or a sufficient stock price; the risk that ADVENTRX will trigger a “maintenance failure” under that certain Rights Agreement, dated July 27, 2005, as amended, and be required to pay liquidated damages, including as a result of losing its eligibility to use Form S-3 if its common stock is delisted from the NYSE Amex; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Contact:
ADVENTRX Pharmaceuticals
Brian Culley, Principal Executive Officer
858-552-0866

Investor Contact:
Lippert/Heilshorn & Associates, Inc.
Don Markley (dmarkley@lhai.com)
310-691-7100[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc.
	(A Development Stage Enterprise)
	Summary Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations Data:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$300	$500
Operating expenses:
Research and development	1,444	4,741	4,546	13,073
Selling, general and administrative	894	2,075	3,744	7,076
Depreciation and amortization	12	40	71	130
Total operating expenses	2,350	6,856	8,361	20,279
Loss from operations	(2,350)	(6,856)	(8,061)	(19,779)
Interest / Other income (expense)	(3)	79	(44)	644
Loss before income taxes	(2,353)	(6,777)	(8,105)	(19,135)
Provision for income taxes	—	—	—	—
Net loss	$(2,353)	$(6,777)	$(8,105)	$(19,135)
Deemed Dividends on preferred stock	(376)	—	(1,609)	—
Net Loss applicable to common stock	$(2,729)	$(6,777)	$(9,714)	$(19,135)
Net loss per share – basic and diluted	$(0.02)	$(0.08)	$(0.10)	$(0.21)
Weighted average shares – basic and diluted	119,481	90,253	101,159	90,253
Balance Sheet Data:
	September 30,	December 31,
	2009	2008
	(unaudited)
Total cash and investments in securities	$3,160	$9,850
Total current assets	3,768	10,450
Total current liabilities	2,205	4,714
Stockholders’ equity	1,625	5,995

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